                                                                      EXHIBIT 12

                                  IRIDIUM LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ IN THOUSANDS)



                                 RATIO OF EARNINGS (LOSS)
                                     TO FIXED CHARGES                  PERIODS FOLLOWING INITIAL CAPITAL CONTRIBUTION DATE
                               --------------------------   ----------------------------------------------------------------------
                                             JANUARY 1,     JULY 29, 1993        YEAR ENDED DECEMBER 31,        NINE MONTHS ENDED
                                YEAR ENDED      1993            TO           -------------------------------      SEPTEMBER 30,
                                 DECEMBER    TO JULY 28,    DECEMBER 31,                                       -------------------
                                 31, 1992       1993            1993            1994       1995        1996      1996       1997
                               -----------   -----------    -------------    --------    -------     -------    ------    -------
Fixed charges:
   Capitalized Interest .....                       -              -                -          -      28,127   14,934     80,970
   Portion of rent expense
     representative of
     Interest(1) ............           -           -             54              264        342         398      290      2,443
                               -----------   -----------    -------------    --------    -------     -------    ------    -------
     Total fixed charges ....  $        -           -             54              264        342      28,525   15,224     83,413
                               ===========   ===========    =============


Earnings:
   Loss before income
     taxes ..................  $   (8,773)     (5,309)        (6,751)         (13,309)   (21,961)    (69,009) (36,135)  (167,949)

   Fixed charges, less
     capitalized interest ...  $        -           -             54              264        342         398      290      2,443
   Earnings (loss) adjusted
     for fixed charges ......  $   (8,773)     (5,309)        (6,697)         (13,045)   (21,619)    (68,611) (35,845)  (165,506)

Ratio of earnings (loss) to
   fixed charges ............  $        -           -              -                -          -           -        -          -
Deficiency in earnings to
   cover fixed charges ......  $    8,773       5,309          6,751           13,309     21,961      97,136   51,069    248,919


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(1) One-third of rent expense is deemed to be representative of interest.